Exhibit 5




              Nixon, Hargrave, Devans & Doyle LLP


                           May 24, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

            Re: Gannett Co., Inc. 1978 Executive
                Long-Term Incentive Plan ("Plan")
                Registration Statement on Form S-8

Dear Sir or Madam:

      We have acted on behalf of Gannett Co., Inc. ("Gannett") in connection with its Registration Statement on Form S-8 to register under the Securities Act of 1933, as amended, 12,000,000 shares of Common Stock of Gannett to be sold pursuant to the Plan.

      We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate in connection with rendering this opinion.

      Based on the foregoing, we are of the opinion that:

          The shares of the Common Stock being registered with the Securities and Exchange Commission on Form S-8 as described above will, when sold according to the terms of the Plan, be legally issued, fully paid and non-assessable shares of Common Stock of Gannett.

      We consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement on Form S-8 and to the use of our name in any Prospectus used in connection with the Plan.


                               Very truly yours,

                               s/ Nixon, Hargrave, Devans & Doyle LLP